EXHIBIT 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on September 15, 2006 by and between Stellent, Inc., a Minnesota corporation (the “Company”), and Robert F. Olson, a resident of Minnesota (“Executive”).

RECITALS

A.          The Company and Executive are parties to an Amended and Restated Employment Agreement between them dated as of April 1, 2003 (the “Prior Agreement”).

B.           In October 2004, the American Jobs Creation Act of 2004 (the “Act”) was enacted, Section 885 of which Act added new provisions to the Internal Revenue Code pertaining to deferred compensation.

C.           The Treasury Department has issued transition guidance, revised transition guidance and proposed regulations regarding the deferred compensation provisions of the Act, which permit service providers and service recipients a transition period to modify existing deferred compensation arrangements to bring them in compliance with the Act.

D.          The parties agree that it is in their mutual best interests to modify and clarify the terms and conditions of the Prior Agreement, as set forth in this Agreement, with the full intention of complying with the Act so as to avoid the excise taxes and penalties imposed under the Act.

E.           The Company and Executive wish to continue the employment relationship and to provide for certain additional benefits for Executive, subject to the terms and conditions set forth in this Agreement.

F.           Executive is a key member of the management of the Company and it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company.

G.           It is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, without regard to the effect such change in control may have on Executive’s employment with the Company.

H.          It is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.           Employment.  Subject to all terms and conditions hereof, the Company shall employ Executive, and Executive shall serve the Company and perform services for the Company, until such time as Executive’s employment is terminated in accordance with Section 12 hereof.

2.           Position and Duties.

(a)           Position with the Company.  During the term of Executive’s employment with the Company, Executive shall serve as its Chief Executive Officer and shall perform such duties and responsibilities as the Board of Directors of the Company (the “Board”) shall assign to him from time to time.

(b)           Performance of Duties and Responsibilities.  Executive shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention and efforts to the business of the Company during his employment.  Executive shall report to the Board.  During his employment hereunder, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board.  Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.

3.           Compensation and Benefits.

(a)           Base Salary.  While Executive is employed by the Company hereunder, the Company shall pay to Executive an annual base salary at a rate determined by the Compensation Committee of the Board (the “Compensation Committee”), less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures.  During each year after the first year of Executive’s employment hereunder, the Compensation Committee shall review and may adjust Executive’s base salary in its sole discretion.  Executive’s base salary shall not at anytime be decreased, except that Executive’s base salary may be reduced as part of a general reduction in the base salaries for all executives of the Company.

(b)           Bonus.  During each fiscal year of Executive’s employment with the Company, Executive shall be eligible for annual and/or quarterly bonuses based upon and subject to achievement of specified objectives and criteria, and such other terms and conditions, each as established by the Compensation Committee from time to time.  Any bonus will be paid by the Company within 45 days after the period for which the bonus is applicable, and Executive must be employed by the Company on the date of payment in order to be eligible to receive any bonus.  The Compensation Committee shall review and may revise the bonus program in its sole discretion.

(c)           Equity Awards.  From time to time the Compensation Committee, in its sole discretion, may grant Executive options or other equity awards, in accordance with the terms and conditions of the Company’s stock option or other equity plans as may be in effect from time to time.

(d)           Employee Benefits.  While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(e)           Expenses.  While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

(f)            Vacation.  While Executive is employed by the Company hereunder, Executive shall be entitled to paid vacation consistent with the Company’s vacation policy, which may be amended from time to time in the Company’s discretion.  Vacation days shall be taken at such times so as not to disrupt the operations of the Company.

4.           Affiliated Entities.  As used in this Agreement, “Affiliates” shall include the Company and each corporation, partnership, or other entity, which controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

5.           Confidential Information.  Except as permitted by the Board, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Executive has acquired or shall acquire about the Company or its Affiliates, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial or personnel data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates.  Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the

Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company.  Executive shall refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to the Company or its Affiliates.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process.  Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.

6.           Ventures.  If, during Executive’s employment with the Company, Executive is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company.  Except as approved in writing by the Board of Directors of the Company, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith.  Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

7.           Conflicts of Interest.  During Executive’s employment with the Company hereunder, Executive shall not, directly or indirectly, transact business with the Company personally, or as agent, owner, partner, or shareholder of any other entity unless any such transaction has been knowingly approved by all disinterested members of the Company’s Board of Directors.

8.           Noncompetition and Nonsolicitation Covenants.

(a)           Agreement Not to Compete.  During Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), engage in any business, in the United States or in any other location in which the Company is then doing business or actively planning to do business:

(i)            that designs, develops, markets, distributes, or sells web content management services or products, or

(ii)           that designs, develops, markets, distributes, or sells services or products similar to any service or product then being developed, marketed, or distributed by the Company.

Ownership by Executive, as a passive investment, of less than 3% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 8(a).

(b)           Agreement Not to Hire.  During Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee of the Company at any time during the six (6) month period immediately preceding Executive’s termination of employment, in any manner or capacity.

(c)           Agreement Not to Solicit.  During Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, (i) market, solicit or sell, or attempt to market, solicit or sell, to any current or potential customer of the Company for which Executive had direct or indirect responsibility or about which Executive had access to confidential information, in each case at any time during the 24 months immediately preceding the last day of Executive’s employment with the Company, for the purpose of selling any product or service that is competitive with, similar to or performs similar functions as any product or service of the Company, or (ii) directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company.

(d)           Acknowledgment.  Executive hereby acknowledges that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 8 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.

(e)           Blue Pencil Doctrine.  If the duration of, the scope of or any business activity covered by any provision of this Section 8 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable.  Executive hereby acknowledges that this Section 8 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

9.           Patents, Copyrights and Related Matters.

(a)           Disclosure and Assignment.  Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or its Affiliates, and (ii) any type of products, goods or services sold or used by the Company or its Affiliates.  Any such improvements and inventions shall be the sole and exclusive property of the Company and Executive shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 9(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications.  In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

(i)            the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 9(a);

(ii)           the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii)          the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 9(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b)           Copyrightable Material.  All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Executive’s services hereunder or knowledge of confidential and proprietary information of the Company, shall be the property of the Company and are hereby assigned by Executive to the Company or its Affiliates, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Executive relating to the Company or its Affiliates and arising out of Executive’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

10.         Return of Records and Property.  Upon termination of Executive’s employment or at any time upon the Company’s request, Executive shall promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

11.         Remedies.  Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof.  Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

12.         Termination of Employment.

(a)           The Executive’s employment with the Company shall terminate immediately upon:

(i)            Executive’s receipt of written notice from the Company of the termination of his employment;

(ii)           The Company’s receipt of Executive’s written resignation from the Company;

(iii)          Executive’s Disability (as defined below); or

(iv)          Executive’s death.

(b)           The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

13.         Payments upon Termination of Employment.

(a)           If Executive’s employment with the Company (x) is terminated by the Company for any reason other than for Cause (as defined below), or (y)  terminates due to death or Disability, then, subject to Section 13(g), Section 13(h), Section 13(i), and Section 13(j):

(i)            the Company shall pay to Executive in a lump sum an amount equal to twelve (12) months base salary, at the rate of Executive’s base salary in effect as of the Termination Date, less applicable withholdings; and

(ii)           if Executive elects to continue his group medical or dental insurance coverage with the Company following the termination of his employment with the Company, the Company shall reimburse him for the portion of the premiums that the Company would have paid had Executive remained employed with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of twelve (12) consecutive months after the Termination Date.

(b)           If within twelve (12) months following a Change in Control (as defined in the Stellent, Inc. 2005 Equity Incentive Plan, as may be amended from time to time) Executive’s employment with the Company (x) is terminated by the Company for any reason other than for Cause (as defined below), (y) is terminated by Executive for Good Reason (as defined below), or (z) terminates due to death or Disability, then in lieu of any benefits under Section 13(a) above, and subject to Section 13(g), Section 13(h), Section 13(i), and Section 13(j):

(i)            Executive shall receive severance benefits on the same terms as set forth in Section 13(a) above, and

(ii)           any outstanding and unvested stock options held by Executive as of the Termination Date shall vest on the first business day following expiration of any rescission periods applicable to the release of claims required pursuant to Section 13(h), provided that Executive has not rescinded the release of claims.

(c)           If Executive’s employment with the Company is terminated by reason of:

(i)            Executive’s abandonment of his employment or Executive’s resignation for any reason (other than resignation for Good Reason within twelve (12) months following a Change in Control); or

(ii)           termination of Executive’s employment by the Company for Cause (as defined below),

the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date.

(d)           “Cause” hereunder shall mean:

(i)            an act or acts of dishonesty undertaken by Executive and intended to result in personal gain or enrichment of Executive or others at the expense of the Company;

(ii)           unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is injurious to the Company;

(iii)          the conviction of Executive of a felony;

(iv)          failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company; or

(v)           breach of any terms and conditions of this Agreement by Executive.

(e)           Termination by Executive for “Good Reason” hereunder shall mean termination by Executive of his employment with the Company because one or more of the following shall have occurred upon or after a Change in Control (as defined in the Stellent, Inc. 2005 Equity Incentive Plan, as may be amended from time to time) without Executive’s written consent:

(i)            the relocation of Executive’s principal place of work more than 30 miles outside the greater Twin Cities metropolitan area;

(ii)           a material reduction in Executive’s duties or responsibilities; or

(iii)          a material reduction of Executive’s base salary, other than pursuant to a general reduction in the base salaries of all executives of the Company.

(f)            “Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 360-day period.  A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(g)           Any amount payable to Executive as reimbursement for the cost of the continuation of his group medical or dental insurance coverage under Section 13(a) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in approximately equal monthly installments commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law and continuing monthly thereafter.  The Company shall be entitled to cease making reimbursement payments to Executive for the cost of the continuation of his group medical or dental insurance coverage with the Company after the Termination Date if Executive becomes eligible for comparable group medical or dental insurance coverage from any other employer.  For purposes of mitigation and reduction of the Company’s financial obligations to Executive under Section 13(a), Executive shall promptly and fully disclose to the Company in writing the fact that he has become eligible for comparable group medical or dental insurance coverage from any other employer.  Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive’s failure or unwillingness to make such disclosures.

(h)           Notwithstanding the foregoing provisions of this Section 13, the Company shall not be obligated to make any payments to Executive under Sections 13(a) hereof unless Executive (or Executive’s guardian or estate, as applicable) shall have signed a release of claims in favor of the Company and its Affiliates in a form to be prescribed by the Company, all applicable consideration and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement as of the dates of such payments.

(i)            Notwithstanding any provision to the contrary contained in this Agreement, if the cash payments due and the other benefits to which Executive shall become entitled under this Section 13, either alone or together with other payments in the nature of compensation to Executive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”) or any successor provision thereto, such lump sum payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for federal income tax purposes pursuant to Section 280G of the Code (or any successor provision thereto).  The outside accountants of the Company shall determine the amount of any reduction to be made pursuant to this Section 13 and shall select from among the foregoing benefits and payments those that shall be reduced.

(j)            This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (“Code”), including current and future guidance and regulations interpreting such provisions.  To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement.  In particular, and without limiting the preceding sentence, if Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any payment under this Agreement that is treated as deferred compensation under Section 409A of the Code shall be delayed until the date that is which is six months after the date of separation from service (without interest or earnings).

(k)           In the event of termination of Executive’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 13(a), 13(b), or 13(c) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company, or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

14.         Miscellaneous.

(a)           Governing Law.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(b)           Jurisdiction and Venue.  Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement.  Any action involving claims of a breach of this Agreement or enforcement of this Agreement shall be brought exclusively in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.  Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

(c)           Entire Agreement.  This Agreement and any stock option or equity award agreements entered into by the Company and Executive contain the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter (including without limitation the Prior Agreement), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d)           No Violation of Other Agreements.  Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

(e)           Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(f)            No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)           Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (1) to an Affiliate or (2) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets.  After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 14.

(h)           Counterparts.  This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(i)            Severability.  Subject to Section 8(e) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(j)            Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

STELLENT, INC.

By:	/s/ Kenneth Holec

Its: Compensation Committee Chairman

/s/ Robert F. Olson
Robert F. Olson